                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made and entered into on
May 29, 2003 (the "Effective Date"), by and between NONLINEAR MEDICINE, INC., a
Delaware corporation (and a wholly-owned subsidiary of Vicor Technologies, Inc., a Delaware corporation ("Vicor")) ("Purchaser"), and ENHANCED CARDIOLOGY, INC.,
a Texas corporation ("Seller").

                                    RECITALS

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to acquire from Seller, certain assets of Seller as specifically documented in this
Agreement, on and subject to the terms and conditions contained in this
Agreement; and

     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by each of the parties, the parties hereto intending to be legally bound, hereby covenant and agree as follows:

                                    ARTICLE 1

                               TERMS OF AGREEMENT.

     1.1. Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, Seller hereby sells to Purchaser, and
Purchaser hereby purchases from Seller, the assets specifically listed on
Exhibit "A" hereto (collectively, the "Assets").

     1.2. No Other Assets Purchased. The Purchaser is not purchasing any assets from Seller except for the Assets.

     1.3. No Assumption of Liabilities of Seller. Purchaser is not assuming and shall not become obligated or responsible for any of the liabilities, encumbrances, indebtedness or obligations of Seller as a result of the execution of this Agreement or the consummation of the transactions contemplated herein.

                                    ARTICLE 2

                  PURCHASE PRICE AND PAYMENT OF PURCHASE PRICE

     2.1. Purchase Price. The total purchase price for the Assets is Two Hundred
Fifty-two Thousand Dollars ($252,000). Seller acknowledges and agrees that (a)
Purchaser has already paid $37,500 of this total purchase price to Seller, and
(b) the remaining amount of the purchase price to be paid to Seller is $214,500.
This remaining amount of the purchase price shall be paid as follows:

                             $ 7,000: May 23, 2003
                             $ 5,500: June 12, 2003
                              $202,000: At Closing

     2.2. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets in the manner set forth on Exhibit 2.2 attached hereto and made a part hereof. Purchaser and Seller hereby shall file all federal, state and local tax returns and reports in a manner consistent with such allocation, and that none of them will assert or maintain a position inconsistent with the foregoing in any administrative or judicial proceeding, including any tax audit or other tax proceeding.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants to Purchaser as of the Effective Date as follows:

     3.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has all corporate power and authority to own its property and to carry on its operations as now conducted. Seller has no stock or other equity interest in any corporation, firm or any other entity, and conducts all of its business directly and not through any association, joint venture, partnership or other business entity.

     3.2. Corporate Action, Legal, Valid and Binding Agreement. All corporate action of Seller necessary to authorize the execution and delivery of this
Agreement and the instruments to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby has been properly taken, and resolutions or written consents of the Board of Directors and the shareholders
(if required) of Seller, certified by the President of Seller and in form reasonably satisfactory to counsel for Purchaser, shall be delivered to
Purchaser at the Closing (as defined herein). This Agreement is a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms.

     3.3. Organization. Neither the execution, delivery or performance of this
Agreement nor the consummation of the transactions contemplated hereby is prohibited by, is a violation of, is in conflict with, constitutes a default under (whether such default would occur with the passage of time, the giving of notice, or both), or requires Seller to obtain any consent, authorization or approval or registration under, or gives any person the right to accelerate the performance of any obligation under (a) any term or provision of the Articles of
Incorporation or other governing documents of Seller, (b) any contract, agreement or commitment to which Seller is bound, (c) any agreement, understanding or commitment relating to any bank or other institutional loans or indebtedness of Seller, (d) any judgment, decree, order, regulation or rule of any court or governmental authority, or (e) any statute, law or ordinance applicable to Seller.

                                       -2-

     3.4. Title to and Condition of Assets. Seller is the sole owner of all of the Assets, and no other entity or individual has any actual, existing or potential claim (legal or otherwise) regarding the ownership of any of the
Assets. There is no basis for any such claim to arise in the future. Seller hereby delivers to Purchaser good and marketable title to all of the Assets. All of the Assets are free and clear of any agreements or understandings with respect to the use or possession thereof or any rights thereto, and are free of all liens, mortgages, pledges, encumbrances, leases, security interests, conditional sales agreements, or charges of any kind or character (collectively,
"Encumbrances"), and no basis exists for the imposition of any such Encumbrance in the future. None of the Assets is on consignment with any third party.

     3.5. Litigation. There is no action, suit, investigation or other proceeding pending or contemplated or threatened against or involving the Assets before any court or any administrative or other governmental or regulatory agency or body or which could affect or involve the Assets, and Seller knows of no valid basis for any such action, suit, investigation or other proceeding. No unsatisfied judgment, order, writ, injunction, decree or assessment or other command of any court or any federal, state, local, foreign or other governmental department, commission, board, bureau, agency or instrumentality has been entered against or served upon Seller or against the Assets. There is no action or proceeding pending or threatened which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated by this Agreement.

     3.6. Taxes. Seller has filed or caused to be filed all federal, state, municipal and other tax returns and reports required to be filed and has paid all taxes when due relative to the Assets and its business operations. There are no liens or charges on the Assets or the Seller's business resulting from
Seller's failure to file any such tax returns or reports or to pay any such tax and there are no unpaid taxes which are or could become a lien on the Assets.
All funds required to be withheld by Seller from employees for income taxes, social security and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose.

     3.7. Intellectual Property Representations. None of the Assets infringes upon, interferes with, or otherwise comes into conflict with any intellectual property rights of any third party, and Seller's use of the Assets has not at any time infringed upon interfered with or otherwise come into conflict with the intellectual property rights of any third party. Seller has not received any written or oral notices of any such infringement, interference or conflict from any third party (including, without limitation, any claim or demand that Seller must license or refrain from using any intangible property rights of any third party), and Seller is not aware (after due investigation by the executive officers of Seller) of any basis for the assertion of the existence of any such infringement, interference or conflict by any third party. None of the Assets is subject to any outstanding judgment, order, decree, ruling or charge of any kind. No legal or administrative proceedings involving the Assets are currently pending or threatened which challenge the use, validity or legality of any of the Assets and there is no basis upon which any such proceedings could arise.
None of the Assets is subject to any license or any similar

                                      -3-

rights, and there is no basis upon which any third party can (now or in the future) assert the existence of any such right.

     3.8. General Representation and Warranty. Except as otherwise specifically disclosed in this Agreement or any exhibit or schedule hereto, there are no facts or conditions which are materially adverse to the Assets. None of the representations and warranties of Seller made in this Agreement contains any untrue statement of material fact or omits to state any material fact necessary in order to make any such representation or warranty not misleading.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

     Purchaser represents and warrants as of the Effective Date to Seller as follows:

     4.1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     4.2. Corporate Action; Legal, Valid and Binding Agreement. All actions of
Purchaser necessary to authorize the execution and delivery of this Agreement and the instruments to be executed and delivered pursuant hereto and to consummate the transactions contemplated hereby have been properly taken and copies of appropriate documents will be delivered to Seller at Closing. This
Agreement is a legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms.

                                    ARTICLE 5

                             ACCESS; DUE DILIGENCE.

     5.1. Access to Records and Documents; Due Diligence. Purchaser, through its employees, attorneys, accountants and such other agents and professional consultants and advisers as designated by Purchaser, shall, prior to the
Closing, and upon written notice to Seller, have access to all business records and documents of Seller that are reasonably related to the Assets for any purpose reasonably related to its due diligence investigation of the Assets.
Seller will cooperate fully with any such access and examination by Purchaser.

                                    ARTICLE 6

                        CONDITIONS PRECEDENT TO CLOSING.

     6.1. Conditions Precedent to the Obligation of Purchaser to Close. The
obligation of Purchaser to consummate the transactions provided for in this
Agreement is subject to the satisfaction at or before the Effective Date of each of the following conditions precedent:

                                      -4-

          (a) Seller shall have delivered to Purchaser such fully executed documents and instruments of assignment, transfer and conveyance as are necessary in the opinion of, and reasonably satisfactory in form to, counsel to
Purchaser to transfer good and marketable title to all of the Assets to
Purchaser in accordance with the provisions of this Agreement;

          (b) All covenants, conditions and obligations on the part of Seller to be performed or satisfied hereunder on or prior to the Effective Date shall have been duly performed or satisfied in all respects;

          (c) Seller shall have delivered to Purchaser a certificate executed by the President of Seller on behalf of Seller, dated the Effective Date, stating that (i) all representations and warranties made by Seller and contained in this
Agreement are true, complete and accurate in all respects, and (ii) all covenants, conditions and obligations under this Agreement to be performed or satisfied by Seller have been duly performed or satisfied in all respects;

          (d) All permits, licenses, consents, authorizations and approvals from, and all declarations, filings and registrations with governmental or regulatory authorities required to consummate the transactions contemplated hereby (if any) shall have been obtained or made; and

          (e) An opinion of Seller's counsel in form and content acceptable to
Purchaser and Purchaser's counsel, dated as of the Effective Date, shall be delivered to Purchaser (unless waived by Purchaser in its sole discretion).

                                    ARTICLE 7

                                    CLOSING.

     7.1. Date and Place of Closing. The closing of the transactions provided for in this Agreement (the "Closing") shall occur upon the full execution and delivery of this Agreement, the delivery and execution of all documents and items to be executed and delivered hereunder and the payment of the full amount of the purchase price as contemplated in Section 2.1 hereof. The parties anticipate that the date of the Closing shall be on or before September 30,
2003.

     7.2. Seller's Deliveries at Closing. Seller shall, at the Closing, deliver to Purchaser all of the following:

          (a) Such original instruments of assignment, transfer and conveyance satisfactory in form and content to Purchaser and Purchaser's counsel which are necessary or appropriate, in Purchaser's sole discretion, to transfer to
Purchaser the full legal ownership of all of the Assets with full warranty of title and all rights attendant to such Assets;

          (b) Physical control or possession of all applicable documentation and other tangible items (if any) associated with the Assets;

                                      -5-

          (c) Original certified copies of resolutions or written consents of the Board of Directors and the shareholders (if required) of Seller evidencing appropriate votes and approvals for the Seller's execution of this Agreement, delivery of all documents contemplated hereunder and consummation of the transactions contemplated hereby, all in form and content satisfactory to
Purchaser;

          (d) The certificate described in Paragraph 6.1(d) above;

          (e) The opinion of Seller's counsel as described in Paragraph 6.1(f)
(if applicable); and

          (f) All other or additional items necessary or appropriate to fully effectuate the Closing of the transactions contemplated by this Agreement.

                                    ARTICLE 8

                             ADDITIONAL AGREEMENTS.

     8.1. Creditor's Claims. Seller shall pay when due and discharge all claims of creditors and all other liabilities of Seller of any nature which are or could be collected or are demanded from Purchaser in connection with the Assets.
Seller shall defend and indemnify Purchaser against and hold it harmless with respect to any liability, loss or expense (including, without limitation, attorneys' fees) incurred or suffered by Purchaser by reason of the failure of
Seller to pay or discharge any such claims or liabilities.

     8.2. Further Actions and Assurances. Seller will, after the Closing, take all actions and do all things required or desired by Purchaser to consummate and give effect to the transactions contemplated by this Agreement, including, without limitation, (a) executing any further documents, instruments of assignment, transfer, conveyance or authorization and agreements as may be reasonably requested in order to fulfill the purposes and the intent of this
Agreement (including, without limitation, any transfer documents required to be filed with the United States Patent and Trademark Office), and (b) cooperating in obtaining all necessary consents and licenses (if any).

     8.3. No Brokerage Commissions and Fees. All negotiations between the parties hereto in connection with this Agreement have been carried on by them directly, without the intervention of any third person and that there are no broker's commissions, finder's fees or other payments of like nature payable to any person as a result of the transactions contemplated by this Agreement.

                                      -6-

                                    ARTICLE 9

                          SURVIVAL AND INDEMNIFICATION.

     9.1. Survival of Seller's Representations, Warranties, Covenants and
Indemnities. The representations and warranties of Seller contained herein, and all indemnities with respect thereto, shall survive the Closing through the
36-month period following the Effective Date. At the end of this 36 month period, all such representations and warranties shall expire, except that any claims made prior to 36-month period following the Closing Date with respect to any Loss (as hereinafter defined) shall survive until liability therefore shall be finally determined. The covenants of the Seller and the indemnities with respect thereto shall survive the Closing until they have been fully performed or satisfied or otherwise discharged.

     9.2. Indemnification by Seller. Seller shall reimburse, indemnify and hold harmless Purchaser from and against any and all liabilities, losses, and reasonable costs and expenses, including, but not limited to, attorneys' and accountants' fees and disbursements (each, a "Loss"), arising out of or incurred with respect to (a) any breach of any of Seller's warranties or representations in this Agreement, (b) the breach or nonperformance of any covenant or obligation to be performed by Seller hereunder, (c) the breach, nonperformance or non-payment of any liabilities or obligations of Seller not assumed by
Purchaser pursuant to this Agreement, (d) any matter described on any exhibit to this Agreement the liability or obligation for which is not expressly assumed by
Purchaser hereunder.

     9.3. Notification of Claims. In the event that Purchaser wishes to make any claim for indemnification pursuant to Section 9.2, it shall deliver to Seller on or prior to the date upon which the applicable representations, warranties, indemnities or covenants expire pursuant to Section 9.1 hereof a signed certificate, which shall (a) state that a Loss has occurred, (b) specify the sections of this Agreement under which such claim is made, and (c) specify in reasonable detail each individual item of Loss or other claim including the amount thereof (to the extent reasonably ascertainable) and the date such Loss was incurred. Seller shall promptly pay to Purchaser all amounts associated with any such Loss.

                                   ARTICLE 10

                               GENERAL PROVISIONS.

     10.1. Notices. All notices or other communications given under this
Agreement must be written. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered (i)
if hand delivered with a signed receipt; or (ii) if delivered by a nationally recognized overnight courier service (such as Federal Express, DHL or UPS), addressed to the appropriate party at the following addresses:

          A.   To Seller:

                                      -7-

               Enhanced Cardiology, Inc.
               P.O. Box 93043
               Lubbock, TX 79493

               Attention: Michael Greer

               with a copy to:

               ____________________________

               ____________________________

               ____________________________

          B.   To Purchaser:

               Nonlinear Medicine, Inc.
               2300 Corporate Blvd., Suite 123
               Boca Raton, FL  33431
               Attention:  David Fater

               with a copy to:

               Robert C. White, Jr., Esq.
               Hodgson Russ, LLP
               1801 N. Military Trail, Suite 200
               Boca Raton, FL 33431

          Any party may from time to time designate by written notice pursuant to this Section 10.1 any other address or party to which such notice or communication or copies thereof shall be sent. All such notices shall be deemed to be given upon delivery.

     10.2. Payment of Expenses. All expenses incurred by any party to this
Agreement in connection with the negotiation and completion of the transactions contemplated by this Agreement are the responsibility of that party.

     10.3. Governing Law/Venue. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Florida (without giving effect to any conflicts of law provisions), and any action, claim or proceeding that arises out of or in connection with this Agreement shall be brought in the appropriate Federal or state court located in Palm Beach County, Florida. Each party hereto hereby irrevocably waives any objection that it may have (now or in the future) to such selections of choice of law and venue, including, without limitation, an objection based on an assertion that such venue constitutes an inconvenient forum.

     10.4. Assignment. This Agreement (and any rights or obligations hereunder)
may not be assigned by Seller without Purchaser's prior written consent, which may be withheld in Purchaser's sole discretion. This Agreement shall be binding upon and inure to the benefit of

                                      -8-

and be enforceable by the parties hereto and their permitted successors, legal representatives, heirs and assigns.

     10.5. Third Parties. No rights of third-party beneficiaries exist or are intended to exist under this Agreement.

     10.6. Integration. This Agreement constitutes the entire agreement of the parties hereto, and supersedes any prior agreements or understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof or the Assets. Without limiting the generality of the immediately preceding sentence, this Agreement completely supercedes and replaces any prior agreements among Seller, Michael Greer and Vicor, and all such prior agreements are hereby terminated and cancelled in all respects.

     10.7. Amendment. This Agreement may not be terminated, modified or amended orally or by any course of conduct or usage of trade, but only by a written agreement signed on behalf of both parties hereto.

     10.8. Execution. This Agreement may be executed simultaneously or in two counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Faxed signatures may be used and will be binding on both parties hereto.

     10.9. Waiver/Enforcement. Any waiver of a breach of any of the provisions of this Agreement shall not be deemed a waiver of any successive breach or of any other provision of this Agreement. If any provision of this Agreement is determined to be unenforceable or invalid, it shall not affect the remainder of this Agreement, which shall be and remain binding and effective against both parties hereto.

     10.10. Attorneys Fees. In any action, proceeding or controversy arising out of or in connection with this Agreement (whether or not a complaint or other legal document is filed), the non-prevailing party in any such action, proceeding or controversy shall be responsible for all costs, charges and expenses of enforcement, including but not limited to, all attorneys fees (at trial and appellate levels).

     10.11. Further Assurances. Each party to this Agreement will, at any time and from time to time after Closing, upon reasonable request and without further consideration, do, execute, perform, acknowledge and deliver all such further acts, deeds, documents, assignments, transfers, conveyances, endorsements and assurances as may be reasonably required to effect the intent of this Agreement and the consummation of the transactions contemplated herein.

                                      -9-

     IN WITNESS WHEREOF, the parties have duly executed this Asset Purchase
Agreement as of the date first above written.

                                        NONLINEAR MEDICINE, INC.

                                        By: /s/ David H. Fater
                                            ------------------------------------
                                        Name: David H. Fater
                                              ----------------------------------
                                        Title: President
                                              ----------------------------------
                                        ENHANCED CARDIOLOGY, INC.

                                        By: /s/ Michael R. Greer
                                            ------------------------------------
                                        Name: Michael R. Greer
                                              ----------------------------------
                                        Title: Chairman, Pres.
                                              ----------------------------------

                                      -10-

                                   EXHIBIT "A"

                                PURCHASED ASSETS

          1.   United States Patent Number 5,720,214; dated January 20, 1998;
               PD2i ELECTROPHYSIOLOGICAL ANALYZER; Inventor: James E. Skinner;
               Assignee: Enhanced Cardiology, Inc.; Application Number 641,944;
               Filed May 2, 1996.

          2.   United States Patent Number 5,720,294; dated February 24, 1998;
               PD2i ELECTROPHYSIOLOGICAL ANALYZER; Inventor: James E. Skinner;
               Assignee: Enhanced Cardiology, Inc.; Application Number 745,280;
               Filed November 8, 1996.

          3.   All rights and privileges of any kind arising out of or in connection with, or associated in any way with, the patents described in Sections 1 and 2 of this Exhibit "A"

          4.   All documents and other information of any kind arising out of or in connection with, or associated in any way with, the patents described in Sections 1 and 2 of this Exhibit "A".